Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2014, relating to the consolidated financial statements as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 of Amarin Corporation plc and subsidiaries, appearing in the Annual Report on Form 10-K of Amarin Corporation plc for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 24, 2015